CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	July 14, 2008
Investor Relations
(859) 572-8684

GENERAL CABLE PROMOTES GREGORY J. LAMPERT TO NORTH AMERICAN PRESIDENT AND CHIEF EXECUTIVE OFFICER

HIGHLAND HEIGHTS, KY, July 14, 2008 – General Cable Corporation (NYSE: BGC) (the Company), a leading global supplier of wire and cable products for the energy, industrial and communications markets, announced today that it will consolidate the leadership of its  North American operations. The North American operations will be managed by Gregory J. Lampert, who will serve as Executive Vice President of the Company and President and Chief Executive Officer, General Cable North America, effective August 1, 2008. “The combination of our North American operations under the leadership of Greg Lampert, a skilled and proven operating executive, will provide a more streamlined approach to our North American business, allowing us to serve our markets and our customers even more efficiently,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable.  “In addition to my ongoing operating responsibilities, the selection of a CEO for North America will allow me to further focus on our globalization strategy leveraging our manufacturing platform in 23 countries, selling in nearly every country of the world. In addition to the acquisition of Phelps Dodge International, recent activities have included entry into North Africa, China and India, as well as the expansion of our positions in Mexico and the Philippines.”

Mr. Lampert joined General Cable in 1998 and has worked in a number of senior and executive management capacities, most recently as Executive Vice President and Group President, North America Electrical and Communications Infrastructure.  Prior to joining General Cable, Mr. Lampert held engineering and management positions with The Dow Chemical Company. Mr. Lampert holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and a Masters degree in Strategy, Finance and Marketing from the University of Chicago. He is a member of the Board of Directors of Xtek, Inc., a leading manufacturer of specialty equipment for the steel and aluminum industries and is also the former Chairman of the Standing Commission of the International Cablemakers’ Federation.

J. Michael Andrews, Executive Vice President, will continue to report to Mr. Kenny and will provide, on a transitional basis, strategic and operational support to the integrated North American operations for the balance of 2008. “Mike has been an important member of the Company’s leadership over the last several years and a trusted business advisor to me personally,” said Mr. Kenny. “He has built a solid platform for our utility and specialty businesses, which are well positioned to capture the long-term growth in energy infrastructure investment in North America.”

General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

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Release No. 0581
7/14/08